EXHIBIT 99.1

Frequency Electronics, Inc. Announces Second Quarter Fiscal Year 2015 Results

MITCHEL FIELD, N.Y., Dec. 10, 2014 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported revenues for the second quarter of fiscal 2015, which ended October 31, 2014, of $19.2 million compared to $17.0 million recorded in the second quarter of fiscal 2014. Revenues for the first six months of fiscal 2015 were $39.0 million compared to $33.8 million recorded in the same period of the prior year.

The Company recorded operating profit of $1.8 million for the quarter ended October 31, 2014, up from $928,000 in the preceding quarter and compared to $1.3 million in the second quarter of the prior year. Operating profit for the first six months of fiscal year 2015 was $2.7 million compared to $2.2 million in the first half of fiscal year 2014. Net income for the second quarter of fiscal 2015 was $1.3 million or $0.15 per diluted share, up from $719,000 or $0.08 per diluted share in the preceding quarter and compared to $1.4 million or $0.16 per diluted share for the second quarter of the prior year. For the year to date, net income was $2.0 million or $0.23 per diluted share compared to the prior year's $2.1 million or $0.24 per diluted share which results included $736,000 in net proceeds from the sale of certain manufacturing equipment under a license agreement.

Commenting on these results, Chairman of the Board General Joseph Franklin said: "These results demonstrate that we are on track for higher revenues and increased profitability this year. During this past quarter profitability improved at our FEI-Zyfer and Gillam-FEI segments; thus, all three of our reporting segments contributed to consolidated operating income. We anticipate further improvement in operating profit during the remainder of the year. We are successfully addressing the challenge of increasing our high-reliability manufacturing and test capacity for new, larger satellite payload projects. Global events and recent political shifts have heightened national focus on U.S. aerospace and defense industries. Frequency's technology is vital to a broad spectrum of space and C4ISR applications. Our opportunities are large, our finances are strong and the future looks bright."

Fiscal 2015 Selected Financial Metrics and Other Items:

  For the six months ended October 31, 2014, satellite payload revenues continued to account for more than 60% of consolidated revenues. Satellite payloads account for over three-fourths of the Company's consolidated backlog.
  For the six months ended October 31, 2014, total sales for U.S. Government/DOD end-use, including revenues on U.S. Government satellite programs, exceeded 40% of consolidated revenues. Approximately half of funded backlog is related to products for U.S. Government end-use.
  Backlog at October 31, 2014 is approximately $52 million compared to $48 million as of the beginning of fiscal year 2015.
  During the quarter ended October 31, 2014, the Company generated positive operating cash flow of $3.1 million. With an historically high level of billed accounts receivable as contractual and production milestones were met, the Company expects to continue to generate substantial positive cash flow in subsequent fiscal quarters.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Wednesday, December 10, 2014, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The call will be archived on the Company's website through January 9, 2015. The archived call may also be retrieved at 1-877-660-6853 (domestic) or 1-201-612-7415 (international) using Conference ID #: 13597489.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency's products are used in satellite payloads and in other commercial, government and military systems including C4ISR markets, missiles, UAVs, aircraft, GPS, secure radios, energy exploration and wireline and wireless communication networks. Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.

Frequency's Mission Statement: "Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 46 GHz, for space and other challenging environments."

Subsidiaries and Affiliates: Gillam-FEI provides expertise in network synchronization and monitoring; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing capabilities; FEI-Elcom Tech provides added resources for state-of-the-art RF microwave products. Frequency's Morion affiliate supplies high-quality, cost effective oscillators and components. Additional information is available on the Company's website: www.frequencyelectronics.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations

	Six Months ended		Quarter Ended
	October 31,		October 31,
	2014	2013	2014	2013
	(unaudited)
	(in thousands except per share data)

Revenues	$38,983	$33,834	$19,243	$17,007
Cost of Revenues	26,644	21,336	12,569	10,775
Gross Margin	12,339	12,498	6,674	6,232
Selling and Administrative	6,970	7,045	3,472	3,485
Research and Development	2,645	3,226	1,406	1,483
Operating Profit	2,724	2,227	1,796	1,264
Interest and Other, Net	534	990	153	897
Income before Income Taxes	3,258	3,217	1,949	2,161
Income Tax Provision	1,250	1,150	660	770
Net Income	$2,008	$2,067	$1,289	$1,391

Net Income per Share:
Basic	$0.23	$0.24	$0.15	$0.16
Diluted	$0.23	$0.24	$0.15	$0.16
Average Shares Outstanding
Basic	8,589	8,505	8,598	8,520
Diluted	8,860	8,780	8,877	8,822

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	October 31,	April 30,
	2014	2014
	(unaudited)	(audited)
	(in thousands)
ASSETS
Cash & Marketable Securities	$20,245	$23,728
Accounts Receivable	12,861	7,741
Costs and Estimated Earnings in Excess of Billings, net	11,305	10,439
Inventories	41,265	41,227
Other Current Assets	4,475	4,727
Property, Plant & Equipment	13,232	11,240
Other Assets	20,658	20,359
	$124,041	$119,461

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$10,314	$9,697
Long-term debt	11,400	10,100
Other Long-term Obligations	11,426	11,318
Stockholders' Equity	90,901	88,346
	$ 124,041	$ 119,461
CONTACT: Alan Miller, CFO, or General Joseph P. Franklin, Chairman:
         TELEPHONE: (516) 794-4500 WEBSITE: www.frequencyelectronics.com